Exhibit 10.93

Separation Agreement and General Release
Mr. Mark Murphy and MEMC

SEPARATION AGREEMENT
AND GENERAL RELEASE

This Separation Agreement and General Release ("Agreement") is made and entered into by and between Mark Murphy ("Mr. Murphy") and MEMC Electronic Materials, Inc. (“MEMC”). In consideration of the following promises, the parties agree as follows:

1.    Termination of Employment/Transition & Severance Period.

Mr. Murphy acknowledges that he and MEMC made a decision on May 15, 2012 to separate as of May 31, 2012 (the “Termination Date”). Pursuant to this Agreement, Mr. Murphy and MEMC have determined that Mr. Murphy will provide transition services to MEMC for the period between June 1, 2012 and December 31, 2012 (such period, the “Transition & Severance Period”). Mr. Murphy agrees that he will, without further compensation other than as set forth in this Agreement, be available to assist MEMC as reasonably requested by MEMC at mutually agreeable time(s) and places(s) regarding activities pertaining to his prior responsibilities with MEMC and do such other things as are reasonably requested by MEMC to provide for an orderly transition of his employment responsibilities. Such Transition & Severance Period services shall be provided by Mr. Murphy in his capacity as a former employee of MEMC and shall be at such times and of such scope as are reasonably requested by MEMC. Transition & Severance Period services for the first month of such period ending June 30, 2012, shall not exceed twenty (20) hours per week, and shall not exceed five (5) hours per week for the balance of the term of the Transition & Severance Period except as mutually agreed upon by MEMC and Mr. Murphy. The obligations of Mr. Murphy to provide assistance under this Paragraph 1(a) shall terminate in the event of Mr. Murphy's death or incapacity. Except as provided herein, Mr. Murphy will receive no other payments or benefits of any kind after the Termination Date.

2.    Acknowledgements.

(a)    Mr. Murphy affirms that he has reported all hours worked as of the date he signs this Agreement (the “Date of Agreement”) and has received all compensation, wages, bonuses, commissions and benefits to which he is entitled.

(b)    Before the Termination Date, Mr. Murphy may have been a participant in incentive or bonus plan(s) of MEMC, including but not limited to any 2011 and 2012 Annual Incentive Plan(s) (“AIP”). Both parties agree and acknowledge that Mr. Murphy is not entitled to an AIP bonus or any other bonus or incentive plan(s) for 2011, 2012, or any other year.

(c)    Both parties agree and acknowledge that Mr. Murphy is not entitled to any payments, earned or unearned, accrued or unaccrued, under any employment agreement or other agreement with MEMC to which Mr. Murphy is a party, including his employment agreement with MEMC dated January 10, 2011 (the “Employment Agreement”), which is attached. Both parties acknowledge and agree that MEMC paid $107,328.91 in relocation expenses to Mr. Murphy and that of that amount, Mr. Murphy is obligated to repay

$35,776.30 pursuant to his offer letter dated December 6, 2010.

(d)    Both parties agree and acknowledge that pursuant to certain equity incentive plans or other stock option or restricted stock unit (“RSU”) agreements of MEMC, MEMC has granted Mr. Murphy options to purchase shares of common stock and RSUs of MEMC.  Any stock options or RSUs granted to Mr. Murphy that are not vested as of the Termination Date shall be forfeited. Any stock options granted to Mr. Murphy that are vested as of the Termination Date shall remain exercisable for 90 days after the Termination Date in accordance with the terms of such options.  Any RSUs granted to Mr. Murphy that are vested as of the Termination Date shall remain Mr. Murphy's property (subject to payment of any then unpaid withholding taxes) in accordance with the terms of such RSUs. Such stock options and RSUs shall also be subject to all other terms of the applicable stock option and RSU agreements. Mr. Murphy understands and agrees that he has no right or entitlement to any other shares, options or units pursuant to any other agreement with the Company.

(e)    Mr. Murphy affirms that he has been granted any leaves to which he was entitled under the Family and Medical Leave Act, or any other leave or disability accommodation laws.

(f)    Mr. Murphy affirms that he has no known workplace injuries or occupational diseases.

(g)    Mr. Murphy affirms that he has not divulged any MEMC proprietary or confidential information, and will continue to maintain the confidentiality of such information pursuant to his Employment Agreement.

(h)    Mr. Murphy further affirms that he has not been or is not being retaliated against for reporting any allegations of wrongdoing by MEMC or its officers, including any allegations of corporate fraud.

3.    Transition and Severance Consideration. In connection with Mr. Murphy's termination, MEMC and Mr. Murphy have agreed to settle all matters relating to Mr. Murphy's employment relationship with MEMC and the termination of such relationship. In exchange for Mr. Murphy's promises and obligations herein, the parties agree that:

(a)during the Transition & Severance Period, Mr. Murphy will receive Transition & Severance Period Pay hereunder on a bi-weekly basis, on the same dates as normal MEMC payroll runs, equal to the aggregate amount of $365,000 over fifteen (15) pay periods (or $24,333.33 per pay period) which will all be subject to all withholding and deductions currently applicable to compensation received by an employee of MEMC, but without any 401(k) contributions being deducted; and

(b)MEMC forgives $35,776.30 owed by Mr. Murphy for relocation reimbursement which Mr. Murphy is otherwise obligated to repay pursuant to his offer letter dated December 6, 2010.

The payments and benefits provided herein are made in lieu of any and all payments or benefits that might otherwise be available to Mr. Murphy arising out of his employment with MEMC, excluding Mr. Murphy's non-forfeitable rights to his accrued benefits (within the meaning of Sections 203 and 204 of ERISA), if any, under the MEMC Pension Plan and the MEMC Retirement Savings Plan, as such plans may be hereafter amended, and Mr. Murphy's right, if any, to continued COBRA coverage. Mr. Murphy acknowledges and agrees that the payments and benefits provided herein are in full settlement of his employment relationship, Employment Agreement, Offer Letter, and the termination of his employment with MEMC.

4.    Mr. Murphy's Agreement Not to File Suit. In consideration of the payments and benefits set out in Paragraph 3 above, Mr. Murphy agrees for himself and on behalf of, as applicable, his heirs, beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing (collectively “Releasors”), that he will not file or otherwise submit any, claim, complaint or action to any court, or any other forum, (nor will he permit any person, group of persons, or organization to take such action on his behalf except as otherwise provided by law) against MEMC, nor file or otherwise submit any such claim, complaint or action against any subsidiary, affiliate or parent company of MEMC, or against any officer, agent, employee, successor or assign of MEMC (or of any such subsidiary, affiliate or parent company of MEMC) (collectively “Releasees”), arising out of any action or non-action on the part of MEMC or on the part of any such above-referenced entity or any officer, agent or employee of MEMC or of any such entity for any act or event that occurred on or prior to the Date of Agreement. Said claims, complaints and actions include, but are not limited to (a) any breach of an actual or implied contract of employment between Mr. Murphy and MEMC, (b) any claim of unjust, wrongful, or tortious discharge (including any claim of fraud, negligence, whistle blowing, or intentional infliction of emotional distress), (c) any claim of defamation or other common-law action, (d) any claim of violations arising under the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e, et seq., 42 U.S.C. § 1981, the Age Discrimination in Employment Act, 29 U.S.C. §§ 621, et seq., the Americans with Disabilities Act, 42 U.S.C. §§ 12101, et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §§ 201, et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. §§ 701, et seq., the Employee Retirement Income Security Act ("ERISA"), 29 U.S.C. §§ 1001, et seq., the Worker Adjustment and Retraining Notification Act ("WARN"), 29 U.S.C. §§ 2101, et seq., the Older Worker Benefit Protection Act ("OWBPA") 29 U.S.C. §§ 621, et seq., and (e) all other claims arising under any other law, regulation or ordinance in the USA. Notwithstanding the foregoing, nothing in this Agreement prevents Mr. Murphy from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or participating in any investigation or proceeding conducted by the EEOC; however, Mr. Murphy understands and agrees that he is waiving any right to receive any monetary relief or other personal relief as a result of such EEOC proceeding or any subsequent legal action brought by him, the EEOC, or any other party.

5.    Mr. Murphy's Release of Claims. In consideration of the payments and benefits set out in Paragraph 3 above, Mr. Murphy agrees for himself and all Releasors, to release and forever discharge MEMC and all Releasees from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, including claims, complaints and actions described in Paragraph 4, which have arisen or could arise between Mr. Murphy and/or Releasors, on the one hand, and MEMC and/or Releasees, on the other hand, from matters which occurred on or prior to the Date of Agreement, which matters include, but are not limited to, Mr. Murphy's employment with MEMC and his termination of employment from MEMC. Mr. Murphy agrees that he has not assigned to any third party any matter, claim, demand, damage, debt, cause of action, liability, controversy, judgment, and suit released or waived hereunder. Furthermore, Mr. Murphy will not accept any proceeds from any suit, claim or action, which any third party may bring on his behalf.

6.    Obligations under Employment Agreement. Mr. Murphy agrees that he has continuing obligations to MEMC pursuant to the Employment Agreement a copy of which is attached as Exhibit A, and this Agreement. Any violation of those obligations by Mr. Murphy constitutes a material breach of this Agreement and subjects Mr. Murphy to forfeiture of all benefits and payments pursuant to this Agreement. MEMC expressly reserves the right to pursue all other legal and equitable remedies available to MEMC by virtue of any breach of the Employment Agreement or any promise made in this Agreement, including Paragraph 10 below.

7.    Mutual Non-Disparagement. Mr. Murphy represents that he will not, in any way, disparage

MEMC or any subsidiary, affiliate or parent of MEMC, or any officer, agent, employee, customer, successor assign of any of them, or make or solicit any comments, statements or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of any of the aforementioned persons or entities. MEMC represents that its officers and directors will not, in any way, disparage Mr. Murphy or make or solicit any comments, statements or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of Mr. Murphy.

8.    No Admission of Wrongdoing. The parties agree that nothing in this Agreement is an admission of any wrongdoing by either party.

9.    Return of MEMC Property. Mr. Murphy agrees to return to MEMC all property in his possession that belongs to MEMC before the end of the Transition & Severance Period or when determined by the company that MEMC property is no longer needed to perform the services required.

10.     CONFIDENTIALITY OF AGREEMENT. MR. MURPHY AGREES TO KEEP THE TERMS OF THIS AGREEMENT CONFIDENTIAL EXCEPT AS HE MIGHT BE LAWFULLY COMPELLED TO GIVE TESTIMONY BY A COURT OF COMPETENT JURISDICTION OR AS HE MAY BE REQUIRED BY LAW, REGULATION, GOVERNMENTAL AUTHORITY OR SIMILAR BODY TO DISCLOSE. THIS MEANS THAT EXCEPT AS STATED ABOVE, HE WILL NOT, AT ANY TIME, TALK ABOUT, WRITE ABOUT OR OTHERWISE PUBLICIZE THIS AGREEMENT, OR ITS NEGOTIATION, EXECUTION OR IMPLEMENTATION, EXCEPT (A) WITH AN ATTORNEY WHO MAY BE ADVISING HIM IN CONNECTION WITH THIS AGREEMENT; (B) WITH A FINANCIAL CONSULTANT OR TAX ADVISOR; (C) WITH HIS SPOUSE; (D) WITH PRAXAIR, INC.; PROVIDED THAT SUCH PERSONS TO WHOM DISCLOSURE IS PERMITTED PURSUANT TO (A), (B), (C) AND (D) OF THIS PARAGRAPH 10 PROMISE TO KEEP THE INFORMATION THAT MAY BE REVEALED TO THEM CONFIDENTIAL AND NOT TO DISCLOSE IT TO OTHERS.

11.    Arbitration. Except for the enforcement of any rights to equitable relief, Mr. Murphy and MEMC agree that any dispute, controversy or claim (between Mr. Murphy and MEMC) arising out of, based upon or relating to this Agreement or its breach, whether denominated as torts or contract claims or as statutory or regulatory claims (including claims for discrimination or discharge based upon race, sex, age, religion, disability or other prohibited grounds), whether arising before, during or after termination of Mr. Murphy's employment, and also including any dispute about whether any particular controversy is arbitrable under the terms of this Paragraph, shall be resolved by binding arbitration before one (1) arbitrator. Procedurally, but not substantively, the arbitration will be governed by the then current Rules for Resolution of Employment Disputes of the American Arbitration Association (i.e., only the procedural arbitration rules will be used in any such arbitration, but not the substantive arbitration rules). Any arbitration herein would be held in St. Louis County, Missouri. Judgment on an arbitration award rendered by the Arbitrator may be entered in any court having jurisdiction thereof. Subject to Paragraph 15 hereof, the Arbitrator shall have the authority to award costs of the Arbitration (including attorney's fees) in a manner consistent with the controlling substantive law of the claim at issue. Subject to Paragraph 15 hereof, the Arbitrator shall have the authority to award damages (or other relief) consistent with the substantive law of the claim being asserted.

12.    KNOWING AND VOLUNTARY AGREEMENT. MR. MURPHY HEREBY REPRESENTS, DECLARES AND AGREES THAT HE VOLUNTARILY ACCEPTS THE PROVISIONS OF THIS AGREEMENT FOR THE PURPOSE OF MAKING A FULL AND FINAL COMPROMISE AND SETTLEMENT OF ALL MATTERS RELATING TO MR. MURPHY'S EMPLOYMENT RELATIONSHIP WITH MEMC AND ITS TERMINATION. MR. MURPHY IS ADVISED TO CONSULT AN ATTORNEY. MR. MURPHY UNDERSTANDS THE EFFECT OF

SIGNING THIS AGREEMENT.

13.    Entire Agreement. This Agreement, when signed, including any Exhibits, contains the entire agreement between the parties and, except as specifically referenced herein, there are no other understandings or agreements, written or oral, between them on the subject except as expressly stated herein. This Agreement, except as specifically referenced herein, fully supersedes and amends any and all prior agreements or understandings, if any, between Mr. Murphy and MEMC on any matter that is addressed in this Agreement. This Agreement expressly does not supersede or affect the rights and obligations of the parties pursuant to that certain Indemnification Agreement dated as of January 10, 2011 between Mr. Murphy and MEMC. This Agreement cannot be amended or modified except by a written document signed by both an executive officer of MEMC and Mr. Murphy. Separate copies of this document shall constitute original documents which may be signed separately, but which together will constitute one single agreement.

14.    Governing Law, Invalidity of Provisions. This Agreement shall be construed and governed by the substantive laws of the State of Missouri (except its laws and decisions regarding conflicts of law, which shall be disregarded in their entirety). If any part or provision of this Agreement is determined to be invalid or unenforceable under applicable law, the validity or enforceability of the remaining provisions shall be unaffected. To the extent that any provision of this Agreement is adjudicated to be invalid or unenforceable because it is overbroad, that provision shall not be void, but rather shall be limited only to the extent required by applicable law and enforced as so limited.

15.    Consequences of Violation of this Agreement. If it is finally determined by a court or arbitrator that a party has violated any of its promises contained in this Agreement, then such party shall reimburse the other party for all reasonable costs incurred by the other party, including reasonable attorneys' fees, in enforcing or defending its rights under this Agreement. If a court or arbitrator does not specifically find that a party has violated any of its promises contained in this Agreement, then such court or arbitrator may not award such costs or fees against such party.

16.    Severance Offer Expiration.    Mr. Murphy acknowledges that he received this Agreement on June 4, 2012. Mr. Murphy acknowledges that he has been given the opportunity to take twenty-one (21) days in which to consider this Agreement before making a decision to sign this Agreement. If Mr. Murphy does not sign this Agreement and return to Matt Herzberg, Senior Vice President, Human Resources of MEMC the original Agreement signed by him, pursuant to the terms set forth herein, on or before 5:00 p.m. Central Standard Time on June 25, 2012 the severance offer represented by this Agreement shall be deemed withdrawn and this Agreement shall be null and void, and of no further effect.

17.    Consideration Period, Revocation Period, and Effective Date.    This Agreement shall not be effective until seven (7) calendar days after the date Mr. Murphy signs and delivers this Agreement to MEMC. During this seven-day period (the “Revocation Period”), Mr. Murphy may revoke this Agreement by giving written notice to Matt Herzberg of MEMC at 501 Pearl Drive (City of O'Fallon), St. Peters, Missouri 63376, that Mr. Murphy has decided to revoke the Agreement (the “Revocation Notice”). If no such Revocation Notice is timely presented by Mr. Murphy, this Agreement shall be fully effective and binding upon the parties in accordance with its terms on the eighth (8th) calendar day after the date that Mr. Murphy signed and delivered this Agreement to MEMC (“Effective Date”).

18.    Effect of Failure to Deliver Agreement or Revocation. If Mr. Murphy fails to deliver a properly signed original of this Agreement so that it is received by Mark Murphy of MEMC by 5:00 p.m. Central Standard Time on June 25, 2012, or if Mr. Murphy revokes this Agreement the Revocation Period, then this Agreement is void and of no effect, and Mr. Murphy will not be entitled to the benefits of this Agreement, including those set forth in Paragraph 3.

19.    Binding Agreement and Assignment. This Agreement shall be binding upon and inure to the benefit of Mr. Murphy and the Releasees, and to MEMC and the Releasors; further, this Agreement and the benefits provided hereunder are not assignable by Mr. Murphy without MEMC's express written consent.

20.    By signing this Agreement, Mr. Murphy acknowledges:

(a)    HE HAS READ THIS AGREEMENT COMPLETELY.

(b)    HE HAS HAD AN OPPORTUNITY TO CONSIDER THE TERMS OF THIS AGREEMENT.

(c)    HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF HIS CHOOSING PRIOR TO EXECUTING THIS AGREEMENT.

(d)    HE KNOWS THAT HE IS GIVING UP IMPORTANT LEGAL RIGHTS BY SIGNING THIS AGREEMENT.

(e)    HE UNDERSTANDS THIS AGREEMENT AND HE AGREES TO ALL ITS TERMS.

(f)    HE IS NOT RELYING ON MEMC OR ANY REPRESENTATIVE OF MEMC TO EXPLAIN THIS AGREEMENT OR HIS RIGHTS TO HIM.

(g)    HE HAS HAD AN OPPORTUNITY TO CONSULT AN ATTORNEY AND OTHER ADVISORS TO EXPLAIN THIS AGREEMENT AND ITS CONSEQUENCES TO HIM BEFORE HE SIGNED IT, AND HE HAS AVAILED HIMSELF OF THIS OPPORTUNITY TO WHATEVER EXTENT HE DESIRED.

(h)    HE HAS SIGNED THIS AGREEMENT VOLUNTARILY AND ENTIRELY OF HIS OWN FREE WILL WITHOUT ANY PRESSURE FROM MEMC OR ANY REPRESENTATIVE OF MEMC.

IN WITNESS WHEREOF, the undersigned parties have signed this Agreement.

MEMC ELECTRONIC MATERIALS, INC.

By:    /s/ Matt Herzberg
Matt Herzberg
Senior Vice President Human Resources

MARK J. MURPHY

By:    /s/ Mark J. Murphy
(Mr. Murphy's Signature)

Date:    June 14, 2012